Exhibit 99.6

Trinity Industries, Inc
Quarterly Conference Call
August 5, 2004

Comments of Jim S. Ivy, Senior Vice President and Chief Financial Officer

We have filed our Form 10-Q for the quarter this morning and you will find more details there.

Revenues for the second quarter of 2004 grew 50% over the second quarter of 2003 as sales volume increased in every business segment. Net income of $3.6 million for the second quarter of 2004 was basically flat compared to $3.5 million in the same quarter last year. Earnings per diluted share was 6 cents compared to 8 cents last year due to the dilutive effect of preferred stock issued last year and the impact of stock options.

In the Rail Group in the second quarter of 2004 compared to the second quarter of 2003, North American railcar revenues grew 114%, European rail revenues grew 29%, and component sales grew 19% for a total revenue growth in the Rail Group of $118.9 million, or an increase from $154.7 million in the second quarter of 2003 to $273.6 million in second quarter of 2004.

Steel cost increases, material availability, start-up costs associated with reopening plants, and unanticipated temporary shutdowns reduced operating profits in the Rail Group by $7.7 million this quarter. The $7.7 million breaks down as follows;

•	Late delivery of materials at some of our plants, floods affecting our Monclova, Mexico plant, and a power outage at our casting operation in Pittsburgh resulted in an estimated $4 million in additional costs during the quarter

•	Start-up costs at the two plants we are bringing back on-line this year were $1 million

•	Net material cost increases reduced operating profit $2.7 million.

By “net material cost”, I am referring to the fact that some of the material cost increases have been passed on to customers. For the second half of 2004, based on prices currently expected to be in effect, the net material cost increase is estimated to be $11.0 million.

Of the 17,500 railcars in our North American backlog, approximately 47%, or 8,150 units have escalation clauses. At the beginning of the year, there were no contracts in the backlog with escalation clauses. Each quarter, as we deliver railcars on older orders and add new orders with escalation clauses, our exposure to fixed sales price contracts diminishes. With monthly changes in steel prices and short supply of steel, escalation clauses in sales contracts are the best hedge since, as you probably know, there are no financial instruments available currently to hedge steel costs.

Rail Group sales to the Leasing & Management Services Group were $48.5 million in the second quarter of 2004 with profits of $3.4 million compared to sales to the leasing group in the second quarter of 2003 of $45.9 million with profits of $3.7 million. These intercompany sales and profits are eliminated in consolidation.

In our Construction Products Group this quarter, revenues were up year-over-year due to volume and pricing in our fittings and highway safety businesses and recent acquisitions in the concrete business. Operating profits were down primarily due to very wet weather conditions in our concrete and aggregates market area and steel cost increases in the bridge girder business.

In our Inland Barge Group, revenues were up 48% on increased deliveries of both tank and hopper barges. The barge group was adversely affected by steel cost increases and, as a result, recorded an additional contract loss reserve of $4.5 million for barges to be delivered in the third and fourth quarters of 2004. We also recorded barge litigation costs of $2.1 million. The total estimated impact of steel price increases during 2004 on barge profitability is approximately $20 million, of which $4.1 million was recorded in the fourth quarter of 2003. Of the $20 million, approximately $13 million has been recorded as contract loss reserves and contract revenues that will be recognized in the second half of 2004 will absorb the remainder, resulting in lower margins on those contracts. About 30% of the dollar value of the barge group backlog is covered by escalation clauses. No orders were taken this quarter for hopper barges. We received orders for 27 tank barges valued at approximately $52 million this quarter.

In the Industrial Products Group, sales volume of LPG tanks and heads for tank cars improved both revenue and operating profit compared to last year.

Revenues in the Leasing & Management Services Group in the second quarter of 2004 were up $17.4 million, including a $6.5 million increase in rental and management fee revenue due to growth in the size of the lease fleet and improved utilization of the fleet as Steve mentioned. The remaining $10.9 million increase was due to sales of railcars from the lease fleet, which were $36.3 million in the second quarter of 2004 compared to $25.4 million in the second quarter of 2003. Profits on those sales were $4.6 million in the second quarter of 2004 and $3.1 million in the prior year.

On a consolidated basis, SE&A expenses have increased in total amount but have declined to 7.8% of revenues from 9.5% of revenues in the second quarter of 2003. Interest expense is up in connection with the $300 million bond offering in March 2004. Other income includes gains on sale of idle plants amounting to $2.4 million in the second quarter of 2004 and $3.0 million in the same quarter last year as we continue to dispose of idle facilities. Investment in working capital grew primarily due to increasing sales and production volumes as well as increased steel and material costs. While the inventory and accounts receivable totals are up, as you would expect when top line revenues are growing, the turnover rates are improved compared to last quarter and to the fourth quarter of last year.

Steel and materials cost and availability will continue to be issues. Excluding these uncertainties, our expectation for third quarter earnings per share is a range of 0 to 15 cents. Expectations for the fourth quarter, when the Construction Products Group is affected by bad weather, is a range of from a small loss to 10 cents per share.